Exhibit 10.13

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

THE JOHNS HOPKINS UNIVERSITY

&

BIND BIOSCIENCES, INC.

JHU Ref: # [***]

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LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is entered into by and between THE JOHNS HOPKINS UNIVERSITY, a Maryland corporation having an address at 3400 N. Charles Street, Baltimore, Maryland, 21218-2695 (“JHU”) and BIND Biosciences, Inc., a Delaware corporation (hereinafter the “Company”), having an address at 101 Binney Street, Cambridge, MA 02142, with respect to the following:

RECITALS

WHEREAS, as a center for research and education, JHU is interested in licensing PATENT RIGHTS (hereinafter defined) in a manner that will benefit the public by facilitating the distribution of useful products and the utilization of new processes, but is without capacity to commercially develop, manufacture, and distribute any such products or processes; and

WHEREAS, a valuable invention(s) entitled “PSMA Targeted Nanoparticles for Therapy of Prostate Cancer” (JHU Reference No. C 10180) was developed during the course of research conducted by Drs. Samuel Denmeade, Sachin Chandran, Ronnie Mease, Martin Pomper, and Sangeeta Ray (all hereinafter, “Inventors”); and

WHEREAS, JHU has acquired through assignment all rights, title and interest, with the exception of certain retained rights by the United States Government, in said valuable inventions; and

WHEREAS, Company desires to obtain certain rights in such inventions as herein provided, and to commercialize, research, develop, manufacture, use, sell, offer for sale and import products and processes based upon or embodying said valuable inventions throughout the world;

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

All references to particular Exhibits, Articles or Paragraphs shall mean the Exhibits to, and Paragraphs and Articles of, this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

1.1 “AFFILIATED COMPANY” as used herein in either singular or plural shall mean any corporation, company, partnership, joint venture or other entity, which controls, is controlled by or is under common control with Company. For purposes of this Paragraph 1.1, control shall mean the direct or indirect ownership of at least fifty- percent (50%) of the stock or interests entitled to vote.

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1.2 “COMBINATION PRODUCT” shall mean any LICENSED PRODUCT sold or used in combination with one or more active ingredients which are not LICENSED PRODUCTS.

1.3 “EFFECTIVE DATE” of this Agreement shall mean the date the last party hereto has executed this Agreement.

1.4 “EXCLUSIVE LICENSE” shall mean a grant by JHU to Company of its entire right and interest in the PATENT RIGHTS on an exclusive basis (even as to JHU), subject to rights retained by the United States Government, if any, in accordance with the Bayh-Dole Act of 1980 (established by P.L. 96-517 and amended by P.L. 98-620, codified at 35 USC § 200 et. seq. and implemented according to 37 CFR Part 401), and subject to the retained right of JHU to make, have made, provide and use for its and The Johns Hopkins Health Systems’ non-commercial, nonprofit academic research purposes LICENSED PRODUCT(S), including the ability to distribute any biological material disclosed and/or claimed in PATENT RIGHTS for non-commercial, nonprofit academic research use to non-commercial entities as is customary in the scientific community.

1.5 “LICENSED FIELD” shall mean all fields

1.6 “LICENSED PRODUCT(S)” as used herein in either singular or plural shall mean any process or method, material, compositions, drug, or other product, the manufacture, use or sale of which would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of a claim of PATENT RIGHTS (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe).

1.7 “NET SALES” shall mean gross sales revenues and fees collected by Company, its AFFILIATED COMPANY(IES) and SUBLICENSEE(S) from the sale of LICENSED PRODUCT(S) to a reseller, distributor or final customer who will be an end user of the LICENSED PRODUCT and is not an AFFILIATED COMPANY or SUBLICENSEE, less the following:

(a) customary trade, quantity or cash discounts allowed;

(b) amounts repaid or credited by reason of rejection, refunds, returns and recalls;

(c) any sales or other taxes or governmental charges levied on the production, sale, transportation, delivery or use of a LICENSED PRODUCT which is paid by or on behalf of Company; and

(d) outbound transportation costs prepaid or allowed and costs of insurance in transit.

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In the event that Company, AFFILIATED COMPANY and SUBLICENSEE(S) sells a LICENSED PRODUCT(S) as a COMBINATION PRODUCT, the NET SALES for purposes of royalty payments on the COMBINATION PRODUCT shall be the gross sales revenues and fees collected for the COMBINATION PRODUCT less the deductions set forth in clauses (a)-(d) above, multiplied by the proration factor that is determined as follows:

(i) If all components of the COMBINATION PRODUCT were sold separately during the same or immediately preceding calendar quarter, the proration factor shall be determined by the formula [A/(A+B)], where A is the average gross sales price of all LICENSED PRODUCT components (as applicable) during such quarter when sold separately from the other component(s), and B is the average gross sales price of the other active ingredients during such period when sold separately from the LICENSED PRODUCT components (as applicable); or

(ii) If all components of the COMBINATION PRODUCT were not sold or provided separately during the same or immediately preceding calendar quarter, the proration factor shall be determined by the parties in good faith negotiations based on the relative value contributed by each component.

1.8 “PATENT RIGHTS” shall mean U.S. Provisional Patent Application serial no. [***], and any US utility patent applications or patents based thereon or claiming priority thereto, and all continuations, claims of continuations-in-part applications directed to subject matter specifically described in provisional patent application [***], divisions, re-examinations and reissues based thereon or claiming priority thereto, and any corresponding foreign patent applications and patents, and all equivalent foreign patent rights issuing, granted or registered based thereon or claiming priority thereto, and all extensions thereof (including but not limited to supplemental protection certificates), and any inventions disclosed or claimed therein.

1.9 “SUBLICENSEE(S)” as used herein in either singular or plural shall mean any person or entity other than an AFFILIATED COMPANY to which Company has granted a sublicense under this Agreement.

ARTICLE 2

LICENSE GRANT

2.1 Grant. Subject to the terms and conditions of this Agreement, JHU hereby grants to Company an EXCLUSIVE LICENSE, with the right to sublicense, to make, have made, use, have used, import, have imported, offer for sale, have offered for sale, have sold and sell the LICENSED PRODUCT(S) in the United States and worldwide under the PATENT RIGHTS in the LICENSED FIELD. This Grant shall apply to the Company and any AFFILIATED COMPANY, except that any AFFILIATED COMPANY shall not have the right to sublicense others as set forth in Paragraph 2.2 below. If any AFFILIATED COMPANY exercises rights under this Agreement, such AFFILIATED COMPANY shall be bound by all applicable terms and conditions of this Agreement, including but not limited to indemnity and insurance provisions and royalty payments, which shall apply to the exercise of the rights, to the same

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extent as would apply had this Agreement been directly between JHU and the AFFILIATED COMPANY. In addition, Company shall remain fully liable to JHU for all acts and obligations of its AFFILIATED COMPANY(IES) such that acts of the AFFILIATED COMPANY shall be considered acts of the Company.

2.2 Sublicense. Company may sublicense under this Agreement the EXCLUSIVE LICENSE and other granted rights. Such sublicense agreement shall:

(a) incorporate the terms and conditions of this Agreement sufficient to enable Company to comply with this Agreement,

(b) be consistent with the terms, conditions and limitations of this Agreement that are applicable to such SUBLICENSEE, and

(c) specifically incorporate Paragraphs 6.2 “Representations by JHU”, 7.1 “Indemnification”, 10.1 “Use of Name”, 10.4 “Product Liability” into the body of the sublicense agreement.

2.2.1 Copy of Sublicense. Within thirty (30) days of the issuance of any sublicense, Company shall provide JHU with a copy of the sublicense, provided that Company may redact from such copy any confidential terms that are not necessary to determine compliance with this Agreement.

2.3 Government Rights. The United States Government may have acquired a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the inventions described in PATENT RIGHTS throughout the world. The rights granted herein are additionally subject to: (i) the requirement that any LICENSED PRODUCT(S) produced for use or sale within the United States shall be substantially manufactured in the United States (unless a waiver under 35 USC § 204 or equivalent is granted by the appropriate United States government agency), (ii) the right of the United States government to require JHU, or its licensees, including Company, to grant sublicenses to responsible applicants on reasonable terms when necessary to fulfill health or safety needs, and, (iii) other rights acquired by the United States government under the laws and regulations applicable to the grant/contract award under which the inventions were made.

ARTICLE 3

FEES, ROYALTIES, & PAYMENTS

3.1 License Fee. Company shall pay to JHU within thirty (30) days of the EFFECTIVE DATE of this Agreement a license fee as set forth in Exhibit A. JHU will not submit an invoice for the license fee, which is nonrefundable and shall not be credited against royalties or other fees.

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3.2 Minimum Annual Royalties. Company shall pay to JHU minimum annual royalties as set forth in Exhibit A. These minimum annual royalties shall be due following each anniversary of the EFFECTIVE DATE beginning with the first anniversary, and within [***] days after the receipt of an invoice from JHU. Running royalties accrued under Paragraph 3.3 and paid to JHU during the one year period preceding an anniversary of the EFFECTIVE DATE shall be credited against the minimum annual royalties due on that anniversary date.

3.3 Running Royalties. Company shall pay to JHU a running royalty as set forth in Exhibit A, for each LICENSED PRODUCT(S) sold by Company, AFFILIATED COMPANIES and SUBLICENSEE(S) whose sale infringes a valid and enforceable claim of an unexpired PATENT RIGHT or a pending claim of a PATENT RIGHT prosecuted in good faith that has not been pending for more than [***] years since such claim was presented or is the result of amending another claim pending for more than [***] years, based on NET SALES for the term of this Agreement. Such payments shall be made quarterly. All non-US taxes related to LICENSED PRODUCT(S) sold under this Agreement shall be paid by Company and shall not be deducted from royalty or other payments due to JHU.

3.3.1 Royalty Stacking. To the extent that Company or any AFFILIATED COMPANY or SUBLICENSEE obtains a license from one or more third parties (each a “Third Party License”) under patents that, but for such license, would be infringed by a LICENSED PRODUCT or its manufacture, use or sale, then, up to [***] of the amount of any such Third Party License royalty payments may be credited against amounts payable to JHU. However, in no event shall any credit or adjustment provided by the prior sentence and by any adjustment for a COMBINATION PRODUCT be applied to reduce the amount payable to JHU to [***] of that amount which would otherwise have been paid or payable to JHU prior to any credit or adjustment for the quarterly payment, and any unused credit shall be carried forward for use with future quarterly payments.

3.4 Sublicense Consideration. In addition to the running royalty as set forth under Paragraph 3.3, Company shall pay to JHU a percentage of consideration received for sublicenses under this Agreement as set forth in Exhibit A. This sublicense consideration shall be due, without the need for invoice from JHU, within [***] days of receipt by Company. Such consideration shall mean consideration of any kind received by the Company or AFFILIATED COMPANIES from a SUBLICENSEE(S) for the grant of a sublicense under this Agreement, such as upfront fees or milestone fees under the PATENT RIGHTS and including any premium paid by the SUBLICENSEE(S) over Fair Market Value for stock of the Company or an AFFILIATED COMPANY in consideration for such sublicense. However, not included in such sublicense consideration are amounts paid to the Company or an AFFILIATED COMPANY by the SUBLICENSEE(S) for running royalties on LICENSED PRODUCT(S), product development, research work, clinical studies and regulatory approvals performed by or for the Company or AFFILIATED COMPANIES (including third parties on their behalf), each pursuant to a specific agreement including a performance plan and commensurate budget. The term “Fair Market

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Value” shall mean the average price that the stock in question is publicly trading at for twenty (20) days prior to the announcement of its purchase by the SUBLICENSEE(S) or if the stock is not publicly traded, the value of such stock as determined by the most recent private financing through a financial investor (an entity whose sole interest in the Company or AFFILIATED COMPANY is financial) of the Company or AFFILIATED COMPANY that issued the shares.

3.5 Patent Reimbursement. Company will reimburse JHU, within thirty (30) days of the receipt of an invoice from JHU, for all out-of-pocket costs associated with the preparation, filing, maintenance, and prosecution of PATENT RIGHTS incurred by JHU on or before the EFFECTIVE DATE of this Agreement. Such fees amount to no more than [***]. In accordance with Paragraph 4.1 below, Company will reimburse JHU, within thirty (30) days of the receipt of an invoice from JHU, for all reasonable third party out-of-pocket costs associated with the preparation, filing, maintenance, and prosecution of PATENT RIGHTS incurred by JHU subsequent to the EFFECTIVE DATE of this Agreement.

3.6 Milestones. Company shall pay to JHU milestones as set forth in Exhibit A. These milestones shall be due, without invoice from JHU, within [***] days of achievement of such milestone.

3.7 Form of Payment. All payments under this Agreement shall be made in U.S. Dollars. Checks are to be made payable to “The Johns Hopkins University”. All check payments from Company to JHU shall be sent to:

Director

Johns Hopkins Technology Transfer

The Johns Hopkins University

100 N. Charles Street

5th Floor

Baltimore, MD 21201

Attn: JHU Ref No. [***]

or such other addressee which JHU may designate in writing from time to time. Wire transfers may be made through:

[***]

Company shall be responsible for any and all costs associated with wire transfers.

3.8 Late Payments. In the event that any payment due hereunder is not made when due, the unpaid portion of any payment shall accrue interest beginning on the [***] day following the due date thereof, calculated at the annual rate of the sum of (a) [***] plus (b) [***], the interest being compounded on the last day of each calendar quarter, provided however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations. Each late

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payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of JHU to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment including, but not limited to termination of this Agreement as set forth in Paragraph 9.2.

ARTICLE 4

PATENT PROSECUTION, MAINTENANCE, & INFRINGEMENT

4.1 Prosecution & Maintenance. JHU, at Company’s expense, shall file, prosecute and maintain all patents and patent applications within the PATENT RIGHTS and, subject to the terms and conditions of this Agreement, Company shall be licensed thereunder. Title to all such patents and patent applications shall reside in JHU. JHU shall have full and complete control over all patent matters in connection therewith under the PATENT RIGHTS, provided however, that JHU shall (a) cause its patent counsel to timely copy Company on all official actions and written correspondence with any patent office, and (b) allow Company an opportunity to comment and advise JHU. JHU shall consider and reasonably incorporate all comments and advice. By concurrent written notification to JHU and its patent counsel at least thirty (30) days in advance (or later at JHU’s discretion) of any filing or response deadline, or fee due date, Company may elect not to have a patent application filed in any particular country or not to pay expenses associated with prosecuting or maintaining any patent application or patent, including for any interference or opposition, provided that Company pays for all costs incurred up to JHU’s receipt of such notification. Failure to provide such notification can be considered by JHU to be Company’s authorization to proceed at Company’s expense. Upon such notification, JHU may file, prosecute, and/or maintain such patent applications or patent at its own expense and for its own benefit, and any rights or license granted hereunder held by Company, AFFILIATED COMPANIES or SUBLICENSEE(S) relating to the PATENT RIGHTS which comprise the subject of such patent applications or patent and/or apply to the particular country, shall terminate.

4.2 Notification. Each party will notify the other promptly in writing when any infringement of the PATENTS RIGHTS in the LICENSED FIELD by another is uncovered or suspected.

4.3 Infringement. Company shall have the first right, but not the obligation, to enforce any patent within the PATENT RIGHTS against any infringement or alleged infringement thereof in the LICENSED FIELD, and shall at all times keep JHU informed as to the status thereof. Before Company commences an action with respect to any infringement of such patents, Company shall give careful consideration to the views of JHU and to potential effects on the public interest in making its decision whether or not to sue. Thereafter, Company may, at its own expense, institute suit against any such infringer or alleged infringer and control and defend such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Paragraph 4.5. However, no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of JHU, which consent shall not be unreasonably withheld unless such settlement amounts to a permitted sublicense hereunder. This right to sue for infringement shall not be used in an arbitrary or capricious manner. JHU shall reasonably cooperate in any such litigation (including, without limitation, joining such action as a party plaintiff if necessary or desirable for initiation or continuation of such action) at Company’s expense for JHU’s out-of-pocket expenses.

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If Company elects not to enforce any patent within the PATENT RIGHTS, then it shall so notify JHU in writing within six (6) months of receiving notice that an infringement exists, and if such infringement is commercially material, JHU may, in its sole judgment and at its own expense, take steps to enforce any patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof.

4.4 Patent Invalidity Suit. If a declaratory judgment action is brought naming Company as a defendant and alleging invalidity of any of the PATENT RIGHTS, Company shall have the first right, but not the obligation, to assume responsibility for the defense of the action at its own expense. JHU shall cooperate fully with Company in connection with any such action. If Company does not elect to assume responsibility for the defense of such action, JHU shall have the right, but not the obligation, to assume responsibility for the defense of such action. In such event, Company shall cooperate fully with JHU in connection with any such action.

4.5 Recovery. In the event that either party exercises its rights conferred in this Article 4, any recovery shall first be applied to all out-of-pocket costs and expenses incurred by the parties in connection therewith (including, without limitation, attorneys fees). If such recovery is insufficient to cover all such costs and expenses of both parties, the controlling party’s costs shall be paid in full first before any of the other party’s costs. If after such reimbursement any funds shall remain from such recovery, (a) if Company is the party that controlled such suit under Paragraph 4.3, Company shall pay to JHU [***] of the remaining recovery; and (b) if JHU is the party that controlled such action, JHU shall pay to Company [***] of the remaining recovery. Company may offset a total of [***] of any expenses incurred under Sections 4.3 and 4.4 against any payments due to JHU under Article 3, provided, however, that any such offset and credit under this Section 4.5 shall not exceed [***] of the payments otherwise payable to JHU under Article 3 in any one calendar year, with any excess credit being carried forward to future calendar years.

ARTICLE 5

OBLIGATIONS OF THE PARTIES

5.1 Reports. Company shall provide to JHU the following written reports according to the following schedules.

(a) Company shall provide quarterly royalty reports, substantially in the format of Exhibit B (“Royalty Reports”) and due within thirty (30) days of the end of each calendar quarter following the EFFECTIVE DATE of this Agreement. Royalty Reports shall disclose the amount of LICENSED PRODUCT(S) sold, the total NET SALES of such LICENSED PRODUCT(S), and the running royalties due to JHU as a result of NET SALES and by Company, AFFILIATED COMPANIES and SUBLICENSEE(S) thereof. Payment of any such royalties due shall accompany such Royalty Reports.

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(b) Until Company, an AFFILIATED COMPANY or a SUBLICENSEE(S) has achieved a first commercial sale of a LICENSED PRODUCT, or received FDA market approval, Company shall provide semiannual Diligence Reports, due within thirty (30) days of the end of every June and December following the EFFECTIVE DATE of this Agreement. These Diligence Reports shall describe Company’s, AFFILIATED COMPANIES or any SUBLICENSEE(S)’s technical efforts towards meeting its obligations under the terms of this Agreement.

(c) Company shall provide Annual Reports within thirty (30) days of the end of every December following the EFFECTIVE DATE of this Agreement. Annual Reports shall include:

(i) evidence of insurance as required under Paragraph 10.4, or, a statement of why such insurance is not currently required, and

(ii) identification of all AFFILIATED COMPANIES which have exercised rights pursuant to Paragraph 2.1, or, a statement that no AFFILIATED COMPANY has exercised such rights, and

(iii) notice of all FDA approvals of any LICENSED PRODUCT(S) obtained by COMPANY, AFFILIATED COMPANY or SUBLICENSEE, the patent(s) or patent application(s) licensed under this Agreement upon which such product or service is based, and the commercial name of such product or service, or, in the alternative, a statement that no FDA approvals have been obtained.

5.2 Records. Company shall make and retain, for a period of three (3) years following the period of each report required by Paragraph 5.1, true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of sales and other information required in Paragraph 5.1. Such books and records shall be in accordance with generally accepted accounting principles consistently applied. Company shall permit the inspection of such records, files and books of account by a certified, independent public accounting firm selected by JHU and reasonably acceptance to Company during regular business hours upon ten (10) business days’ written notice to Company. Such inspection shall not be made more than once each calendar year. All out-of-pocket costs of such inspection shall be paid by JHU, provided that if any such inspection shall reveal that an error has been made in the amount equal to [***] or more of such payment, such costs shall be borne by Company. As a condition to entering into any such agreement, Company shall include in any agreement with its AFFILIATED COMPANIES or its SUBLICENSEE(S) which permits such party to make, use, sell or import the LICENSED PRODUCT(S), a provision requiring such party to retain records of sales of LICENSED PRODUCT(S) and other information as required in Paragraph 5.1 and permit JHU to inspect such records as required by this Paragraph.

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5.3 Efforts. Company shall exercise commercially reasonable efforts, or cause one or more of its AFFILIATED COMPANIES or SUBLICENSEES to use commercially reasonable efforts, to develop and to introduce the LICENSED PRODUCT(S) into the commercial market as soon as practicable, consistent with sound and reasonable business practice and judgement; thereafter, until the expiration or termination of this Agreement, Company or its AFFILIATED COMPANIES or SUBLICENSEES shall endeavor to keep LICENSED PRODUCT(S) reasonably available to the public.

5.4 Other Products. If Company is unable or unwilling to serve or develop a potential LICENSED PRODUCT or a market or a market territory for which there is an organization willing to be a sublicensee, Company will, at JHU’s request, attempt to negotiate in good faith a sublicense with any such sublicensee.

5.5 Patent Acknowledgement. Company agrees that all packaging containing individual LICENSED PRODUCT(S) sold by Company, AFFILIATED COMPANIES and SUBLICENSEE(S) of Company will be marked with the number of the applicable patent(s) licensed hereunder in accordance with each country’s patent laws.

ARTICLE 6

REPRESENTATIONS

6.1 Duties of the Parties. JHU is not a commercial organization. It is an institute of research and education. Therefore, JHU has no ability to evaluate the commercial potential of any PATENT RIGHTS or LICENSED PRODUCT or other license or rights granted in this Agreement. It is therefore incumbent upon Company to evaluate the rights and products in question, to examine the materials and information provided by JHU, and to determine for itself the validity of any PATENT RIGHTS, its freedom to operate, and the value of any LICENSED PRODUCTS or other rights granted. This Agreement constitutes the legal, valid and binding obligation of each party, enforceable against each party in accordance with its terms.

6.2 Representations by JHU. JHU represents and warrants that to the best knowledge of the JHU Technology Transfer Office and the inventors listed on [***] as of the EFFECTIVE DATE, it has good and marketable and sole and exclusive title in the inventions claimed under PATENT RIGHTS with the exception of certain retained rights of the United States Government, which may apply if any part of the JHU research was funded in whole or in part by the United States Government, additionally, JHU represents and warrants that to the best knowledge of the JHU Technology Transfer Office (i) it has the power and authority to grant the licenses provided for herein to Company; and (ii) this Agreement does not conflict with, cause a breach or default under, or violate any existing contractual obligation to any third party. JHU does not warrant the validity of any patents or that practice under such patents shall be free of

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infringement. EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH 6.2, COMPANY, AFFILIATED COMPANIES AND SUBLICENSEE(S) AGREE THAT THE PATENT RIGHTS ARE PROVIDED “AS IS”, AND THAT NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE PATENT RIGHTS OR ANY OTHER INTELLECTUAL PROPERTY RIGHTS OR THE PERFORMANCE OF LICENSED PRODUCT(S) INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. EACH PARTY DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, JHU ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF JHU AND INVENTORS FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF JHU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT, EXCEPT TO THE EXTENT THAT SUCH OBLIGATIONS, LIABILITIES AND DAMAGES ARISE OUT OF JHU’S EXERCISE OF ITS RETAINED RIGHTS UNDER SECTION 1.4. COMPANY, AFFILIATED COMPANIES AND SUBLICENSEE(S) ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT AND/OR SERVICE MANUFACTURED, USED, OR SOLD BY COMPANY, ITS SUBLICENSEE(S) AND AFFILIATED COMPANIES WHICH IS A LICENSED PRODUCT(S) AS DEFINED IN THIS AGREEMENT.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification. JHU and the Inventors will have no legal liability exposure to third parties if JHU does not license the LICENSED PRODUCT(S), and any royalties JHU and the Inventors may receive is not adequate compensation for such legal liability exposure. Therefore, JHU requires Company to protect JHU and Inventors from such exposure to the same manner and extent to which insurance, if available, would protect JHU and Inventors. Furthermore, JHU and the Inventors will not, under the provisions of this Agreement or otherwise, have control over the manner in which Company or its AFFILIATED COMPANIES or its SUBLICENSEE(S) or those operating for its account or third parties who purchase LICENSED PRODUCT(S) from any of the foregoing entities, develop, manufacture, market or practice the inventions of LICENSED PRODUCT(S). Therefore, Company, AFFILIATED COMPANY and SUBLICENSEE shall indemnify, defend with counsel reasonably acceptable to JHU, and hold JHU, The Johns Hopkins Health Systems, their present and former trustees, officers, Inventors of PATENT RIGHTS, agents, faculty, employees and students harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought by a third party as a consequence of the practice of said inventions by any of the foregoing indemnifying entities, whether or not JHU or said Inventors, either jointly or severally, is named as a party defendant in any such lawsuit and whether or not JHU or the Inventors are alleged to be negligent or otherwise

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responsible for any injuries to persons or property. Practice of the inventions covered by LICENSED PRODUCT(S) by an AFFILIATED COMPANY or an agent or a SUBLICENSEE(S) or a third party on behalf of or for the account of Company or by a third party who purchases LICENSED PRODUCT(S) from Company, shall be considered Company’s practice of said inventions for purposes of this Paragraph. The obligation of Company to defend and indemnify as set out in this Paragraph shall survive the termination of this Agreement, shall continue even after assignment of rights and responsibilities to an AFFILIATED COMPANY or SUBLICENSEE, and shall not be limited by any other limitation of liability elsewhere in this Agreement.

ARTICLE 8

CONFIDENTIALITY

8.1 Confidentiality. If necessary, the parties will exchange information, which they consider to be confidential. The recipient of such information agrees to accept the disclosure of said information which is marked as confidential at the time it is sent or disclosed to the recipient, or would reasonably be expected to be confidential information, and to employ all reasonable efforts to maintain the information secret and confidential, such efforts to be no less than the degree of care employed by the recipient to preserve and safeguard its own confidential information. The information shall not be disclosed or revealed to anyone except employees or consultants of the recipient (or in the case of COMPANY as recipient AFFILIATED COMPANIES or actual or prospective SUBLICENSEE(S), investors, acquirers, lenders or advisors) who have a need to know the information and who have entered into a secrecy agreement with the recipient under which such employees or others are required to maintain confidential the proprietary information of the recipient and such employees and others shall be advised by the recipient of the confidential nature of the information and that the information shall be treated accordingly.

The obligations of this Paragraph 8.1 shall also apply to AFFILIATED COMPANIES and/or SUBLICENSEE(S) provided such information by Company. JHU’s, Company’s, AFFILIATED COMPANIES, and SUBLICENSEES’ obligations under this Paragraph 8.1 shall extend until three (3) years after the expiration or termination of this Agreement.

8.2 Exceptions. The recipient’s obligations under Paragraph 8.1 shall not extend to any part of the confidential information:

a.	that can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to the date of the disclosure; or

b.	that can be demonstrated, from written records to have been in the recipient’s possession or readily available to the recipient from another source not under obligation of secrecy to the disclosing party prior to the disclosure; or

c.	that becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by the recipient; or

Page 12	1/12/2009

d.	that is demonstrated from written records to have been developed by or for the receiving party without reference to confidential information disclosed by the disclosing party.

e.	that is required to be disclosed by law, government regulation or court order.

8.3 Right to Publish. JHU may publish manuscripts, abstracts or the like describing the PATENT RIGHTS and inventions contained therein provided confidential information of Company as defined in Paragraph 8.1, is not included or without first obtaining approval from Company to include such confidential information. Otherwise, JHU and the Inventors shall be free to publish manuscripts and abstracts or the like directed to the work done at JHU related to the licensed technology without prior approval.

ARTICLE 9

TERM & TERMINATION

9.1 Term. The term of this Agreement shall commence on the EFFECTIVE DATE and shall continue, in each country worldwide, until the date of expiration of the last to expire patent included within PATENT RIGHTS in that country.

9.2 Termination By Either Party. This Agreement may be terminated by either party, in the event that the other party (a) files or has filed against it a petition under the Bankruptcy Act, makes an assignment for the benefit of creditors, has a receiver appointed for it or a substantial part of its assets, or otherwise takes advantage of any statute or law designed for relief of debtors or (b) fails to perform or otherwise breaches any of its material obligations hereunder, if, following the giving of notice by the terminating party of its intent to terminate and stating the grounds therefor, the party receiving such notice shall not have cured the failure or breach within ninety (90) days. In no event, however, shall such notice or intention to terminate be deemed to waive any rights to damages or any other remedy which the party giving notice of breach may have as a consequence of such failure or breach.

9.3 Termination by Company. Company may terminate this Agreement and the license granted herein, for any reason, upon giving JHU ninety (90) days written notice.

9.4 Obligations and Duties upon Termination. If this Agreement is terminated, both parties shall be released from all obligations and duties imposed or assumed hereunder to the extent so terminated, except as expressly provided to the contrary in this Agreement. Upon termination, both parties shall cease any further use of the confidential information disclosed to the receiving party by the other party. Termination of this Agreement, for whatever reason, shall not affect the obligation of either party to make any payments for which it is liable prior to or upon such termination. Termination shall not affect JHU’s right to recover unpaid royalties, fees, reimbursement for patent expenses, or other forms of financial compensation incurred prior to termination. Upon termination Company shall submit a final Royalty Report to JHU and any royalty payments, fees, unreimbursed patent expenses and other financial compensation due JHU shall become payable sixty (60) days after the date of termination. Furthermore, upon termination of this Agreement, all rights in and to the licensed technology granted by JHU shall

Page 13	1/12/2009

revert immediately to JHU at no cost to JHU. Upon termination of this Agreement, any SUBLICENSEE(S) shall become a direct licensee of JHU, provided that JHU’s obligations to SUBLICENSEE(S) are no greater than JHU’s obligations to Company under this Agreement. Company shall provide written notice of such termination of this Agreement to each SUBLICENSEE(S) with a copy of such notice provided to JHU.

ARTICLE 10

MISCELLANEOUS

10.1 Use of Name. Company, AFFILIATED COMPANIES and SUBLICENSEE(S) shall not use the name of The Johns Hopkins University or The Johns Hopkins Health System or any of its constituent parts, such as the Johns Hopkins Hospital or any contraction thereof or the name of Inventors in any advertising, promotional, sales literature or fundraising documents without prior written consent from an authorized representative of JHU. JHU shall not use the name of Company, AFFILIATED COMPANIES or SUBLICENSEE(S), or any of their respective directors, officers, employees or agents, in any advertising, promotional, sales literature or fundraising documents with the prior written consent from an authorized representative of Company. The party or third party wishing to make sure disclosure shall allow at least seven (7) business days notice of any proposed public disclosure for the other party’s review and comment or to provide written consent.

10.2 No Partnership. Nothing in this Agreement shall be construed to create any agency, employment, partnership, joint venture or similar relationship between the parties other than that of a licensor/licensee. Neither party shall have any right or authority whatsoever to incur any liability or obligation (express or implied) or otherwise act in any manner in the name or on the behalf of the other, or to make any promise, warranty or representation binding on the other.

10.3 Notice of Claim. Each party shall give the other or its representative immediate notice of any suit or action filed, or prompt notice of any claim made, against them arising out of the performance of this Agreement or arising out of the practice of the inventions licensed hereunder.

10.4 Product Liability. Prior to initial human testing or first commercial sale of any LICENSED PRODUCT(S) as the case may be in any particular country, Company shall establish and maintain for a reasonable time period thereafter, in each country in which Company, an AFFILIATED COMPANY or SUBLICENSEE(S) shall test or sell LICENSED PRODUCT(S), product liability or other appropriate insurance coverage in the minimum amount of [***] per claim and will annually present evidence to JHU that such coverage is being maintained. Upon JHU’s request, Company will furnish JHU with a Certificate of Insurance of each product liability insurance policy obtained. JHU shall be listed as an additional insured in Company’s said insurance policies. If such Product Liability insurance is underwritten on a ‘claims made’ basis, Company agrees that any change in underwriters during the term of this Agreement will require the purchase of ‘prior acts’ coverage to ensure that coverage will be continuous throughout the term of this Agreement.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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10.5 Governing Law. This Agreement shall be construed, and legal relations between the parties hereto shall be determined, in accordance with the laws of the State of Maryland applicable to contracts solely executed and wholly to be performed within the State of Maryland without giving effect to the principles of conflicts of laws. Any disputes between the parties to the Agreement shall be brought in the state or federal courts of Maryland.

10.6 Notice. All notices or communication required or permitted to be given by either party hereunder shall be deemed sufficiently given if mailed by registered mail or certified mail, return receipt requested, or sent by overnight courier, such as Federal Express, to the other party at its respective address set forth below or to such other address as one party shall give notice of to the other from time to time hereunder. Mailed notices shall be deemed to be received on the third business day following the date of mailing. Notices sent by overnight courier shall be deemed received the following business day.

If to Company:	BIND Biosciences, Inc.
101 Binney Street
Cambridge, MA 02142
Attn: Legal

If to JHU:	Technology Transfer
Johns Hopkins University
100 N. Charles Street
5th Floor
Baltimore, MD 21201
Attn: Director

10.7 Compliance with All Laws. In all activities undertaken pursuant to this Agreement, both JHU and Company covenant and agree that each will in all material respects comply with applicable Federal, state and local laws and statutes, as may be in effect at the time of performance and applicable valid rules, regulations and orders thereof regulating such activities.

10.8 Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein, except for the right to receive any remuneration hereunder, may be assigned by either party, in whole or in part, without the prior written consent of the other party, except that either party shall be free to assign this Agreement in connection with any merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates without the consent of the other party. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties hereto.

10.9 No Waivers; Severability. No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provision of this Agreement, and no waiver shall be effective unless made in writing. Any provision hereof prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be

Page 15	1/12/2009

deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held by any governmental agency or court of competent jurisdiction to be void, illegal and unenforceable, the parties shall negotiate in good faith for a substitute term or provision which carries out the original intent of the parties.

10.10 Entire Agreement; Amendment. Company and JHU acknowledge that they have read this entire Agreement and that this Agreement, including the attached Exhibits constitutes the entire understanding and contract between the parties hereto and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which communications are merged herein. It is expressly understood and agreed that (i) there being no expectations to the contrary between the parties hereto, no usage of trade, verbal agreement or another regular practice or method dealing within any industry or between the parties hereto shall be used to modify, interpret, supplement or alter in any manner the express terms of this Agreement; and (ii) this Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by both of the parties hereto.

10.11 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party hereto, shall impair any such right, power or remedy to such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement or by law or otherwise afforded to any party shall be cumulative and not alternative.

10.12 Force Majeure. If either party fails to fulfill its obligations hereunder (other than an obligation for the payment of money), when such failure is due to an act of God, or other circumstances beyond its reasonable control, including but not limited to fire, flood, civil commotion, riot, war (declared and undeclared), revolution, or embargoes, then said failure shall be excused for the duration of such event and for such a time thereafter as is reasonable to enable the parties to resume performance under this Agreement, provided however, that in no event shall such time extend for a period of more than one hundred eighty (180) days.

10.13 Further Assurances. Each party shall, at any time, and from time to time, prior to or after the EFFECTIVE DATE of this Agreement, at reasonable request of the other party, execute and deliver to the other such instruments and documents and shall take such actions as may be required to more effectively carry out the terms of this Agreement.

10.14 Survival. All representations, warranties, covenants and agreements made herein and which by their express terms or by implication are to be performed after the expiration and/or termination hereof, or are prospective in nature, shall survive such expiration and/or termination, as the case may be. This shall include Paragraphs 3.7 (Late Payments), 5.2 (Records), and Articles 6, 7, 8, 9, and 10.

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10.15 No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any person, firm, corporation or other entity, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof

10.16 Headings. Article headings are for convenient reference and are not a part of this Agreement. All Exhibits are incorporated herein by this reference.

10.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall be deemed but one instrument.

[remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, this Agreement shall take effect as of the EFFECTIVE DATE when it has been executed below by the duly authorized representatives of the parties.

THE JOHNS HOPKINS UNIVERSITY	BIND BIOSCIENCES, INC

/s/ Wesley D. Blakeslee	/s/ Glenn Batchelder
Wesley D. Blakeslee	Name:	Glenn Batchelder
Executive Director	Title:	CEO
Johns Hopkins Technology Transfer

2/17/09	Glenn Batchelder
(Date)	(Date)

EXHIBIT A. LICENSE FEE & ROYALITIES.

EXHIBIT B. SALES & ROYALTY REPORT FORM.

EXHIBIT A

LICENSE FEE & ROYALTIES

1.	License Fee: The license fee due under Paragraph 3.1 is thirty thousand dollars ($30,000).

2.	Minimum Annual Royalties: The minimum annual royalty pursuant to Paragraph 3.2 is five thousand dollars ($5,000). If Company, an AFFILATED COMPANY or SUBLICENSEE has not entered clinical trials with a LICENSED PRODUCT by the third anniversary of the EFFECTIVE DATE, then the minimum annual royalty payment will increase to $40,000 on the third anniversary, and further increase by an additional $10,000 on each subsequent anniversary. In the event that Company enters clinical trials after the third anniversary of the EFFECTIVE DATE, but prior to the seventh anniversary, then the minimum annual royalty will be reduced to five thousand dollars ($5,000) for any year in which the Company continues product development activities. In any event the minimum annual royalty shall be $60,000 on the seventh anniversary and further increase by an additional $10,000 on each subsequent anniversary. Running royalties paid to JHU during the one year period preceding an anniversary shall be credited against the minimum annual royalties due on that anniversary date.

3.	Royalties: The running royalty rate payable under Paragraph 3.3 is [***]. If any LICENSED PRODUCT is covered by more than one of the PATENT RIGHTS, multiple royalties shall not be due hereunder.

4.	Sublicense consideration: The percent sublicense consideration payable under Paragraph 3.4 is:

[***]

in all other cases thirty percent (30%).

5.	Milestones: The milestone payments pursuant to Paragraph 3.6 are:

[***]

Each milestone payment shall be paid for the first LICENSED PRODUCT to achieve such milestone. Each milestone payment shall be payable only once; the total maximum milestones payable under this Agreement shall be [***] U.S. dollars. The term “Major Market Country” shall include each of the United States, United Kingdom, Germany, France, Italy and Japan.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

QUARTERLY SALES & ROYALTY REPORT

FOR LICENSE AGREEMENT BETWEEN                      AND

THE JOHNS HOPKINS UNIVERSITY DATED

FOR PERIOD OF                      TO

TOTAL ROYALTIES DUE FOR THIS PERIOD $

PRODUCT ID	PRODUCT NAME	*JHU REFERENCE	1ST COMMERCIAL SALE DATE	TOTAL NET SALES	ROYALTY RATE	AMOUNT DUE

*	Please provide the JHU Reference Number or Patent Reference

This report format is to be used to report quarterly royalty statements to JHU. It should be placed on Company letterhead and accompany any royalty payments due for the reporting period. This report shall be submitted even if no sales are reported.

Jacqueline M. Flood, B.S.

Agreement Management Coordinator

Johns Hopkins Technology Transfer

100 N. Charles Street, 5th Floor

Baltimore, MD 21201

(410) 516-5435 / FAX (410) 516-4411

Email: jflood@jhmi.edu

JHTT Website: http://www.techtransfer.jhu.edu

February 19, 2009

Via Fedex

Marybeth Whitney

Bind Biosciences

64 Sidney Street – 5th Floor

Cambridge, MA 02139

Re:	Exclusive License Agreement between The Johns Hopkins University and Bind Biosciences, Inc.
JHU Ref. [***]

Dear Ms. Whitney,

Please find enclosed an executed original of the above referenced Exclusive License Agreement signed by JHU for your files.

Should you have any questions regarding this Agreement, please do not hesitate to contact Keith Baker, Senior Director at (410) 516-4563.

Sincerely,

Jacqueline M. Flood, B.S.
Agreement Management Coordinator

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

FIRST AMENDMENT TO

LICENSE AGREEMENT

This First Amendment to License Agreement (this “Amendment”), effective as of January 1, 2013 is entered into by and between THE JOHNS HOPKINS UNIVERSITY, a Maryland corporation having an address at 3400 N. Charles Street, Baltimore, Maryland, 21218-2695 (“JHU”), and BIND Therapeutics, Inc., a Delaware corporation (formerly BIND Biosciences, Inc. and hereinafter the “Company”), having an address at 325 Vassar Street, Cambridge, MA 02139, and amends the License Agreement effective as of February 17, 2009 (the “License Agreement”).

WHEREAS, COMPANY and JHU wish to amend certain provisions of the License Agreement.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, COMPANY and JHU hereby agree as follows.

1. The first sentence in Section 2.2 of the License Agreement is hereby amended as follows:

“Company may sublicense under this Agreement through multiple tiers the EXCLUSIVE LICENSE and other granted rights.”

2. A new sentence is added to the end of Section 10.4 of the License Agreement as follows:

“JHU hereby confirms and agrees that a Sublicensee who has a market capitalization (together with its affiliates) of at least [***] and who regularly maintains a program of self- insurance shall be entitled to maintain a program of self-insurance instead of the coverage required by this Section 10.4. To the extent that such Sublicensee does self-insure, such Sublicensee shall be liable as a self-insurer for the risks that would have been covered by the insurance described in this Section 10.4.”

3. Section 10.6 of the License Agreement shall be amended to reflect the updated addresses and contacts set forth for such party below:

If to Company:

BIND Therapeutics, Inc.
325 Vassar Street
Cambridge, MA 02139
Attention: President
Tel: 617-491-3400
Fax: 617-491-0351

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

If to JHU:

Technology Transfer
Johns Hopkins University
100 N. Charles Street
5th Floor
Baltimore, MD 21201
Attention: Director

4. Capitalized terms that are used but not otherwise defined herein shall have the meanings given to such terms in the License Agreement. Except as specifically modified or amended hereby, all other terms and conditions of the License Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed under seal by their duly authorized representatives.

THE JOHNS HOPKINS UNIVERSITY		BIND THERAPEUTICS, INC.

/s/ Wesley D. Blakeslee		/s/ Scott Minick
By:	Wesley D. Blakeslee, J.D.	By:	Scott Minick
Title:	Executive Director	Title:	President & CEO
Johns Hopkins Technology Transfer
4/4/2013